EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS THIRD QUARTER

FISCAL 2024 FINANCIAL RESULTS

●	Clearance obtained from the Committee on Foreign Investment in the United States (CFIUS) related to the planned merger with North American Stainless, Inc. Company expects that the remaining required clearances from the U.K. and Austria will be obtained for an expected transaction close in the fourth calendar quarter of 2024.

●	Net revenues in the third quarter of fiscal 2024 increased to $153.9 million as compared to $152.5 million in the second quarter this year and $143.9 million in last year’s cyber-impacted third quarter. Revenue shipped into the aerospace market in the third quarter was a Company record at $82.6 million, which was nearly 54% of total revenue.

●	Gross margin for the third quarter of 16.6%, unfavorably impacted by raw material headwinds of $3.4 million, which was lower than the second quarter’s $5.3 million, but higher than last year’s third quarter headwind of $1.5 million. Excluding this raw material headwind, adjusted gross margin was 18.8% of revenue. After 8 consecutive quarters of raw material neutral margins (adjusted for the cyber-incident) of approximately 21%, the third quarter was impacted by lower production volumes and reduced efficiency as a result of lower order entry levels and the Company’s inventory reduction and cash generation actions.

●	Strong year to date operating cash flow of $52.5 million resulted in a credit facility pay down of $24.2 million in the first nine months of fiscal 2024, which both are expected to continue in the fourth quarter.
●	Third quarter net income of $8.1 million or $0.63 diluted earnings per share, compared to last year’s third quarter net income of $8.8 million, or $0.68 diluted earnings per share. Reduction largely driven by change in raw material headwind and the lower mill production levels.
●	Backlog of $405.7 million as of June 30, 2024, down 13.3% year-over-year due to slowing demand in the Company’s markets, which is believed to be temporary.
●	Capital investment in the first nine months of fiscal 2024 of $17.2 million. Total planned capital expenditures for fiscal 2024 estimated at $22 to $26 million.
●	U.S. Pension Plan achieved next funding milestone exceeding 97.0% estimated funded, prompting asset allocation change to 92.5% fixed income and 7.5% equity based on the customized liability driven investing strategy employed to protect the funding percentage
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 1, 2024 – Haynes International, Inc. (NASDAQ GS: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter ended June 30, 2024.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our third-quarter revenue grew 7% year over year, with our sales into the aerospace market hitting a quarterly Company record at $82.6 million, approaching 54% of our total sales. In addition, our focus on generating cash and reducing the revolver balance has built momentum with over $52 million in cash flow from operations year-to-date resulting in debt reduction of over $24 million, which is expected to continue through our fourth quarter. We also continue to make progress with our proposed merger with North American Stainless, a subsidiary of Acerinox, receiving CFIUS approval on June 27, 2024. We continue to expect the transaction to close in the fourth calendar quarter of 2024”, said Michael L. Shor, President and Chief Executive Officer. “As we look forward, we are now experiencing reduced order entry and production volumes primarily due to the Boeing build rate slowdown along with our actions to reduce inventory and generate cash. We believe our reduced order entry levels are temporary and we remain optimistic about the market fundamentals and long term demand outlook.”

3rd Quarter Results

Net Revenues.  Net revenues were $153.9 million in the third quarter of fiscal 2024, an increase of $10.0 million or 7.0% from the same period of fiscal 2023 due to an increase in pounds sold of 0.3 million or 7.5%, and higher other revenue of $0.8 million, partially offset by a decrease in product average selling price per pound of $0.22 or 0.7%.  The small decrease in product average selling price per pound largely reflected price decreases and other sales factors, primarily in the chemical processing market, of $1.05 and lower market prices of raw materials, which decreased product average selling price per pound by approximately $0.62 compared to the third quarter of fiscal 2023.  This was partially offset by a favorable product mix towards proprietary alloys and titanium tubular products, which increased product average selling price per pound by approximately $1.45.

Cost of Sales. Cost of sales was $128.4 million, or 83.4% of net revenues, in the third quarter of fiscal 2024 compared to $117.8 million, or 81.9% of net revenues, in the same period of fiscal 2023.  Cost of sales as a percentage of revenues in the third quarter of fiscal 2024 was higher than the third quarter of fiscal 2023 due to higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices.

Gross Profit.  Gross profit was $25.5 million for the third quarter of fiscal 2024, a decrease of $0.5 million from the same period of fiscal 2023.  Gross profit as a percentage of net revenues declined by 150 basis points, primarily due to a $1.9 million higher estimated unfavorable impact of nickel and cobalt fluctuations in the third quarter of fiscal 2024 compared to the same period of fiscal 2023.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $12.7 million for the third quarter of fiscal 2024, an increase of $0.9 million from the same period of fiscal 2023.  The small increase in selling, general and administrative expense in the third quarter of fiscal 2024 as compared to the third quarter of fiscal 2023 was largely driven by $0.6 million of costs incurred as a result of the proposed merger with Acerinox S.A., together with other additional increases of $1.2 million driven by inflation and higher recruiting costs, primarily offset by $0.9 of lower management incentive compensation expense.

Research and Technical Expense.  Research and technical expense was $1.1 million, or 0.7% of net revenues, for the third quarter of fiscal 2024, compared to $1.0 million, or 0.7% of net revenues, in the same period of fiscal 2023.

Operating Income.  The above factors resulted in operating income in the third quarter of fiscal 2024 of $11.7 million, compared to $13.2 million in the same period of fiscal 2023.

Nonoperating retirement benefit income.  Nonoperating retirement benefit income was a benefit of $0.5 million in the third quarter of fiscal 2024 compared to a benefit of $0.4 million in the same period of fiscal 2023.  The higher nonoperating retirement benefit recorded was primarily driven by a decrease in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2023, which resulted in higher amortization of actuarial gains in the third quarter of fiscal 2024 when compared to the third quarter of fiscal 2023.  This was partially offset by a higher interest cost component of nonoperating retirement benefit income in the third quarter of fiscal 2024 when compared to the third quarter of fiscal 2023.

Interest expense.  Interest expense was $1.7 million in the third quarter of fiscal 2024 compared to $2.2 million in the same period of fiscal 2023 primarily driven by lower average borrowings on the Company’s revolving credit facility.

Income Taxes.  Income tax expense was $2.4 million during the third quarter of fiscal 2024, a decrease of $0.3 million from expense of $2.7 million in the same period of fiscal 2023.  The decrease in income tax expense was primarily driven by the decrease in income before income taxes of $0.9 million.  Income tax expense in the third quarter of fiscal 2024 as a percentage of income before income taxes was 22.8% as compared to 23.5% in the third quarter of fiscal 2023.

Net Income.  As a result of the above factors, net income in the third quarter of fiscal 2024 was $8.1 million, a decrease of $0.6 million from net income of $8.8 million in the same period of fiscal 2023.

Volumes and Pricing

Volume shipped in the third quarter of fiscal 2024 was 4.8 million pounds, which was 7.5% higher than the third quarter of fiscal 2023 and was 2.5% higher sequentially than the second quarter of fiscal 2024.  Aerospace volume increased by 3.7% and the aerospace average selling price per pound increased by 2.9% during the third quarter of fiscal 2024 compared to last year’s third quarter, resulting in a 6.7%, or $5.2 million, aerospace revenue increase compared to the prior year. The $82.6 million in quarterly aerospace revenue in the third quarter of fiscal 2024 was a company record.  Increased sales of proprietary alloy Haynes® 282® and titanium tubular products contributed to the record revenue.  Volumes in the chemical processing industry (CPI) increased by 13.4% year-over-year, which was more than offset by CPI average selling price decreasing 19.0% compared to the prior year.  The net resulted in an 8.1%, or $1.4 million, CPI revenue decrease compared to the prior year third quarter. The Company has recently been more aggressive in the commodity CPI alloys as the aerospace market is expected to slow, temporarily, as a result of Boeing reducing their planned build rates. Industrial gas turbine (IGT) volumes increased by 7.8% compared to last year’s third quarter and IGT average selling price increased 5.8%, resulting in a 14.0%, or $3.9 million, IGT revenue increase compared to the prior year. Volume and sales growth in IGT was a result of the Company’s alloy and application development as well as excellent customer service.  Other markets revenue increased by 11.3% compared to the third quarter of last year and other revenue increased by 11.6% compared to the third quarter of last year.

The Company has an ongoing strategy of expanding margins.  This has been achieved by reducing processing costs as well as increasing pricing for the high-value, differentiated products and services it offers. The Company implemented multiple price increases for its contract and non-contract business as market conditions allowed and in response to higher inflation.  Customer long-term agreements typically have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the third quarter of fiscal 2024 was $30.65, which was a 0.7% decrease over the third quarter of last year, primarily due to declining raw material adjustors, mostly offset by the noted price increases.

Gross Profit Margin Trend Performance

The Company has made a significant strategic effort to improve gross margins over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%. The Company previously struggled to be profitable at roughly 5.0 million pounds per quarter. With the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.

Gross profit margin was 16.6% in the third quarter of fiscal 2024 compared to 18.1% in the same period last year and 17.7% in the second quarter of fiscal 2024. Volatility of raw materials, specifically nickel and cobalt, have impacted gross margins.  During fiscal 2022 this impact was favorable due to rising raw material prices that drove increased gross margins; however, in fiscal 2023 the raw material impact turned unfavorable primarily due to cobalt prices decreasing. The raw material impact continued to be unfavorable in the first nine months of fiscal 2024 due to nickel prices decreasing which lowered gross margins. The estimated impact from raw material volatility in the third quarter of fiscal 2024 was a headwind of $3.4 million that compressed gross margin by an estimated 2.2%, compared to last year’s third quarter, which had a lower raw material impact of $1.5 million that compressed gross margin, by only 1.1%.  The third quarter fiscal 2024 margins were also compressed due to lower production volumes from uncertainty in certain markets and the Company’s cash generation and inventory reduction actions.

Backlog

Backlog was $405.7 million on June 30, 2024, a decrease of $32.9 million, or 7.5% from the end of the second quarter of fiscal 2024 and a decrease of $62.4 million, or 13.3% from the end of the third quarter of fiscal 2023.  Backlog pounds decreased 5.2% during the third quarter of fiscal 2024 from the end of the second quarter of fiscal 2024 to approximately 12.3 million pounds, predominately due to lower levels of order entry in the aerospace market as customers reduce inventory levels in response to lowered expectation of Boeing build rates, especially since current production lead times are lower than in the past few years. Additionally, the reduction in manufacturing lead-times has led to lower order entry rates relative to volume sold in the industrial gas turbine market during the third quarter of fiscal 2024, which has resulted in a 5.0% drop in backlog pounds in this market during the quarter.

Capital Spending

Capital investment in the first nine months of fiscal 2024 was $17.2 million, and total planned capital spending for fiscal 2024 is expected to be between $22.0 million and $26.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $432.2 million as of June 30, 2024, a decrease of $17.2 million, or 3.8%, from $449.4 million as of September 30, 2023. The decrease resulted primarily from inventory decreasing by $25.8 million and accounts receivable decreasing by $1.8 million, partially offset by accounts payable and accrued expenses decreasing by $10.4 million during the first nine months of fiscal 2024.

Liquidity

The Company had cash and cash equivalents of $11.8 million as of June 30, 2024 compared to $10.7 million as of September 30, 2023.  Additionally, the Company had $90.6 million of borrowings against the $200.0 million line of credit outstanding with remaining capacity available of $109.4 million as of June 30, 2024, putting total liquidity at $121.2 million.

Net cash provided by operating activities in the first nine months of fiscal 2024 was $52.5 million compared to net cash used in operating activities of $6.1 million in the first nine months of fiscal 2023.  This year-over-year change in operating cash flow was driven by a decrease in inventory of $27.9 million during the first nine months of fiscal 2024 compared to an increase of $47.2 million during the same period of fiscal 2023, partially offset by a decrease in accounts receivable of $2.7 million during the first nine months of fiscal 2024 as compared to a decrease of $11.0 million during the same period of fiscal 2023, a decrease in accounts payable and accrued expenses of $11.1 million during the first nine months of fiscal 2024 as compared to a decrease of $4.6 million during the same period of fiscal 2023 and decreased net income of $24.4 million during the first nine months of fiscal 2024 as compared to $28.8 million in the same period of fiscal 2023.

Net cash used in investing activities was $17.2 million in the first nine months of fiscal 2024, which was higher than net cash used in investing activities of $11.8 million during the same period of fiscal 2023, due to higher additions to property, plant and equipment.

Net cash used in financing activities was $34.5 million in the first nine months of fiscal 2024, a difference of $55.8 million from net cash provided by financing activities of $21.3 million during the first nine months of fiscal 2023.  This difference was primarily driven by a net repayment of $24.2 million against the Company’s credit facilities during the first nine months of fiscal 2024 compared to a net borrowing of $23.9 million during the same period of fiscal 2023.  Additionally, there were no proceeds from the exercise of stock options during the first nine months of fiscal 2024 compared to $8.2 million of proceeds from the exercise of stock options during the same period of fiscal 2023 and share repurchases were $0.6 million higher in the first nine months of fiscal 2024 compared to the same period of fiscal 2023.  Dividends paid of $8.5 million during the first nine months of fiscal 2024 were higher than dividends paid of $8.4 million during the same period of fiscal 2023 and debt issuance costs of $1.4 million in fiscal 2023 did not recur in fiscal 2024.

Dividend Declared

On July 31, 2024, the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable on September 16, 2024 to stockholders of record at the close of business on August 30, 2024.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

The Company expects fourth quarter revenue and earnings to be similar to the third quarter of fiscal 2024 as a result of the unfavorable impact of lower production volumes primarily due to two factors – the Boeing build rate slowdown, and the Company’s significant inventory reduction initiatives.

Proposed Merger Transaction with Acerinox S.A.

On February 5, 2024, Haynes International, Inc. (“Haynes’, “the Company”, “we”, “our”, or “us”) entered into a merger agreement with a subsidiary of Acerinox S.A. (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions in the Merger Agreement) such subsidiary of Acerinox S.A. will acquire all of the outstanding shares of the Company’s common stock in a transaction structured as a merger of an indirect wholly-owned subsidiary of Acerinox S.A.

with and into the Company, with the Company continuing as a surviving corporation (the “Merger”). Acerinox S.A. is providing a full performance guaranty with respect to its subsidiaries’ obligations under the Merger Agreement.

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company's common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of common stock (i) held by the Company as treasury stock as of immediately prior to the Effective Time, (ii) owned by such subsidiary of Acerinox S.A. or any of its subsidiaries as of immediately prior to the Effective Time or (iii) owned by stockholders who have properly exercised appraisal rights under Delaware law) will be automatically cancelled, extinguished and converted into the right to receive $61.00 per share in cash, without interest thereon.

As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Acerinox S.A. The completion of the Merger is subject to certain customary closing conditions, including, among others, the adoption of the Merger Agreement by the Company's stockholders, which occurred on April 16, 2024, and the expiration or termination of the applicable waiting period under the HSR Act, which waiting period expired on March 18, 2024, and the clearance from the Committee on Foreign Investment in the United States (CFIUS), which was obtained on June 27, 2024.  The Company expects that the final two regulatory approvals, from the United Kingdom and Austria, will be positively resolved and the required clearances will be obtained for an expected closing of the merger in the fourth calendar quarter of 2024.

Non-GAAP Financial Measures

This press release includes certain financial measures, including Adjusted EBITDA for the fiscal quarters ended June 30, 2023 and 2024 and Adjusted gross profit and Adjusted gross profit % – excluding the estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended June 30, 2023 and 2024 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA, Adjusted gross profit and Adjusted gross profit % – excluding estimated impacts of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in Schedules 6 and 7.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2024 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations, expected borrowings under the Company’s revolving credit facility, dividends, the benefits of the proposed acquisition of the Company by a subsidiary of Acerinox S.A. and the associated integration plans, capital expenditure commitments, anticipated future operating performance and results of the Company, the expected management and governance of the Company following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the proposed acquisition (the “Merger Agreement”).  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2024	2023	2024
Net Revenues	$143,901	$153,923	$429,360	$453,738
Cost of Sales	117,839	128,384	349,382	376,477
Gross Profit	26,062	25,539	79,978	77,261
Selling, general and administrative expense	11,832	12,749	35,486	38,581
Research and technical expense	1,008	1,081	3,028	3,281
Operating income	13,222	11,709	41,464	35,399
Nonoperating retirement benefit income	(366)	(497)	(1,097)	(1,493)
Interest income	(17)	(27)	(33)	(76)
Interest expense	2,156	1,713	5,522	5,960
Income before income taxes	11,449	10,520	37,072	31,008
Provision for income taxes	2,690	2,395	8,225	6,630
Net Income	$8,759	$8,125	$28,847	$24,378
Net Income per share:
Basic	$0.69	$0.64	$2.28	$1.91
Diluted	$0.68	$0.63	$2.24	$1.88
Weighted Average Common Shares Outstanding
Basic	12,611	12,661	12,552	12,654
Diluted	12,796	12,884	12,776	12,841

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2023	2024
ASSETS
Current assets:
Cash and cash equivalents	$10,723	$11,770
Accounts receivable, less allowance for credit losses of $459 and $522 at September 30, 2023 and June 30, 2024, respectively	106,292	104,467
Inventories	414,077	388,269
Income taxes receivable	2,372	3,090
Other current assets	5,702	6,304
Total current assets	539,166	513,900
Property, plant and equipment, net	142,540	146,446
Deferred income taxes	3,608	4,074
Other assets	10,523	11,190
Goodwill	4,789	4,789
Other intangible assets, net	5,655	5,358
Total assets	$706,281	$685,757
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,812	$43,744
Accrued expenses	18,201	16,820
Income taxes payable	336	377
Accrued pension and postretirement benefits	2,940	2,940
Deferred revenue - current portion	2,500	2,500
Total current liabilities	76,789	66,381
Revolving credit facilities - Long-term	114,843	90,631
Long-term obligations (less current portion)	7,448	7,145
Deferred revenue (less current portion)	5,329	3,454
Deferred income taxes	3,686	3,763
Operating lease liabilities	362	910
Accrued pension benefits (less current portion)	14,019	10,437
Accrued postretirement benefits (less current portion)	49,481	50,838
Total liabilities	271,957	233,559
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized; 13,124,401 and 13,208,307 shares issued and 12,731,661 and 12,782,892 shares outstanding at September 30, 2023 and June 30, 2024, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, none issued)	—	—
Additional paid-in capital	277,713	280,675
Accumulated earnings	165,825	181,718
Treasury stock, (392,740 and 425,415 shares at September 30, 2023 and June 30, 2024, respectively)	(15,600)	(17,141)
Accumulated other comprehensive income	6,373	6,933
Total stockholders’ equity	434,324	452,198
Total liabilities and stockholders’ equity	$706,281	$685,757

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended June 30,
	2023	2024
Cash flows from operating activities:
Net income	$28,847	$24,378
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	13,480	12,866
Amortization	479	297
Pension and post-retirement expense	1,961	1,634
Change in long-term obligations	(50)	(35)
Stock compensation expense	2,410	2,962
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	(549)	138
Loss on disposition of property	65	266
Change in assets and liabilities:
Accounts receivable	10,955	2,657
Inventories	(47,167)	27,941
Other assets	(31)	(696)
Accounts payable and accrued expenses	(4,620)	(11,115)
Income taxes	(3,685)	(646)
Accrued pension and postretirement benefits	(6,285)	(6,234)
Net cash (used in) provided by operating activities	(6,065)	52,538
Cash flows from investing activities:
Additions to property, plant and equipment	(11,770)	(17,207)
Net cash used in investing activities	(11,770)	(17,207)
Cash flows from financing activities:
Revolving credit facility borrowings	101,294	84,141
Revolving credit facility repayments	(77,350)	(108,353)
Long term debt borrowings	—	520
Long-term debt repayments	—	(520)
Dividends paid	(8,397)	(8,518)
Proceeds from exercise of stock options	8,228	—
Payment for purchase of treasury stock	(925)	(1,541)
Payment for debt issuance cost	(1,320)	—
Payments on long-term obligations	(211)	(239)
Net cash provided by (used in) financing activities	21,319	(34,510)
Effect of exchange rates on cash	1,007	226
Increase in cash and cash equivalents:	4,491	1,047
Cash and cash equivalents:
Beginning of period	8,440	10,723
End of period	$12,931	$11,770

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2023	2023	2023	2024	2024
Net revenues	$143,901	$160,596	$147,357	$152,458	$153,923
Gross profit margin	26,062	29,782	24,708	27,014	25,539
Gross profit margin %	18.1%	18.5%	16.8%	17.7%	16.6%
Adjusted gross profit margin(1)	27,562	33,582	30,408	32,314	28,939
Adjusted gross profit margin %(1)	19.2%	20.9%	20.6%	21.2%	18.8%

Net income	8,759	13,128	7,702	8,551	8,125
Net income per share:
Basic	$ 0.69	$ 1.03	$ 0.60	$ 0.67	$ 0.64
Diluted	$ 0.68	$ 1.02	$ 0.60	$ 0.66	$ 0.63

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 7 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2023	2023	2023	2024	2024
Net revenues (in thousands)
Aerospace	$77,456	$81,805	$73,346	$77,140	$82,607
Chemical processing	17,696	23,003	20,779	17,669	16,267
Industrial gas turbines	28,073	34,213	35,383	35,587	32,016
Other markets	13,416	14,599	11,507	13,687	14,932
Total product revenue	136,641	153,620	141,015	144,083	145,822
Other revenue	7,260	6,976	6,342	8,375	8,101
Net revenues	$143,901	$160,596	$147,357	$152,458	$153,923

Shipments by markets (in thousands of pounds)
Aerospace	2,376	2,533	2,154	2,159	2,464
Chemical processing	462	653	670	492	524
Industrial gas turbines	1,311	1,412	1,693	1,709	1,413
Other markets	278	269	213	281	357
Total shipments	4,427	4,867	4,730	4,641	4,758

Average selling price per pound
Aerospace	$32.60	$32.30	$34.05	$35.73	$33.53
Chemical processing	38.30	35.23	31.01	35.91	31.04
Industrial gas turbines	21.41	24.23	20.90	20.82	22.66
Other markets	48.26	54.27	54.02	48.71	41.83
Total product (product only; excluding other revenue)	$30.87	$31.56	$29.81	$31.05	$30.65
Total average selling price (including other revenue)	$32.51	$33.00	$31.15	$32.85	$32.35

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED EBITDA ADJUSTED EBITDA AS A PERCENTAGE OF NET REVENUES

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA and Adjusted EBITDA as a Percentage of Net Revenues

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of net revenues provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2024	2023	2024
Operating income	$13,222	$11,709	$41,464	$35,399
Depreciation	4,548	4,359	13,480	12,866
Amortization (excluding debt issuance costs recorded in interest expense)	32	31	97	95
Stock compensation expense	869	976	2,410	2,962
Adjusted EBITDA	$18,671	$17,075	$57,451	$51,322
Adjusted EBITDA as a percentage of Net revenues	13.0%	11.1%	13.4%	11.3%

Schedule 7

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE - ADJUSTED GROSS PROFIT MARGIN – EXCLUDING THE ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted Gross Profit and Adjusted Gross Profit % – Excluding the estimated impact of nickel and cobalt fluctuations

Management believes that Adjusted Gross profit margin and Adjusted Gross profit % – Excluding the estimated impact of nickel and cobalt fluctuations provide relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross profit and gross profit % impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how the cost of nickel and cobalt flows to cost of sales including the impacts of the commodity price exposure of the Company’s scrap cycle. Management uses its results excluding these nickel and cobalt price impacts to evaluate its operating performance.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2023	2023	2023	2024	2024
Gross profit margin	$26,062	$29,782	$24,708	$27,014	$25,539
Gross profit margin %	18.1%	18.5%	16.8%	17.7%	16.6%
Estimated impact of nickel and cobalt fluctuations	1,500	3,800	5,700	5,300	3,400
Adjusted gross profit margin - excluding estimated impact of nickel and cobalt fluctuations	$27,562	$33,582	$30,408	$32,314	$28,939
Adjusted gross profit margin % - excluding estimated impact of nickel and cobalt fluctuations	19.2%	20.9%	20.6%	21.2%	18.8%